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                              ARTICLES OF AMENDMENT
                          (U.C.A. SECTION 16-10a-1006)
                                       OF
                         CHEQUEMATE INTERNATIONAL, INC.




      THE UNDERSIGNED, BEING A DIRECTOR OF CHEQUEMATE INTERNATIONAL, INC., DOING BUSINESS AS C-3D DIGITAL, INC. (THE "COMPANY"), A UTAH CORPORATION, PROVIDES AS FOLLOWS:

      WHEREAS, THE BOARD OF DIRECTORS DEEMS IT TO BE IN THE BEST INTERESTS OF THE CORPORATION AND ITS SHAREHOLDERS TO OFFICIALLY CHANGE THE NAME OF CHEQUEMATE INTERNATIONAL, INCORPORATED, TO RESOLVE CONTRACTUAL ISSUES WITH KEN AND MARCI REDDING, AND TO CLARIFY THE MISUNDERSTANDINGS INVOLVED IN CONTINUING TO USE THE NAME OF CHEQUEMATE INTERNATIONAL, INC.

      AND, WHEREAS, THE BOARD OF DIRECTORS HAS OFFICIALLY VOTED TO CHANGE THE NAME OF THE COMPANY AT THE BOARD OF DIRECTOR'S MEETING HELD IN JANUARY 2001 TO THE CURRENT D.B.A. C-3D DIGITAL, INC. SHAREHOLDER APPROVAL IS NOT REQUIRED.

      NOW THEREFORE, BE IT RESOLVED THAT THE COMPANY WILL AMEND IT'S CURRENT ARTICLES OF INCORPORATION AND FILE WITH THE STATE OF UTAH AN "ARTICLES OF AMENDMENT" STATING THAT THE NEW NAME OF THE CORPORATION FORMERLY KNOWN AS CHEQUEMATE INTERNATIONAL, INCORPORATED WILL NOW BE C-3D DIGITAL, INCORPORATED.




      _____________________________       DATED NOVEMBER 30, 2001
      CHANDOS MAHON
      DIRECTOR
      CHIEF EXECUTIVE OFFICER